EXHIBIT 99.1

Oil States Announces First Quarter Earnings of $0.78 per Share

HOUSTON, April 28, 2010 (GLOBE NEWSWIRE) -- Today, Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended March 31, 2010 of $40.2 million, or $0.78 per diluted share, compared to $56.1 million, or $1.13 per diluted share, in the first quarter of 2009.

The Company generated $532.3 million and $91.5 million of revenues and EBITDA, respectively, during the quarter compared to revenue of $667.1 million and EBITDA of $113.4 million in the first quarter of 2009 (EBITDA defined as net income plus interest, taxes, depreciation and amortization).(A)  The year-over-year declines in revenues and EBITDA were primarily due to lower OCTG pricing and margins at Tubular Services as well as reduced manufacturing activity and shipments in Offshore Products.  These declines were partially offset by revenue and EBITDA growth in Well Site Services and Accommodations. Consolidated operating income in the first quarter of 2010 was $59.8 million compared to $84.9 million for the corresponding quarter of 2009.

"The first quarter of 2010 was characterized by an improving economic environment, particularly when compared to the uncertainty experienced at the end of the first quarter of 2009," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "However, our earnings for the first quarter of 2010 were below that of the 2009 first quarter due in large part to pricing declines experienced throughout 2009 which have yet to be fully recovered. Significantly lower OCTG prices year-over-year negatively impacted our Tubular Services' revenues and margins. Similarly, our drilling rig and rental tool rates remain at lower levels than what we enjoyed a year ago. Our oil sands accommodations continue to provide us with a stable and growing revenue stream. Although our Offshore Products segment reported lower revenues and EBITDA in the first quarter of 2010, backlog improved 7% from the end of 2009."

Mrs. Taylor continued, "Looking forward, the outlook for our oil sands accommodations continues to improve. Oil sands operators have recently announced additional investments in the region which should bode well for the occupancy of our existing rooms and may present opportunities for further capacity expansions. Bidding activity in our Offshore Products segment remains at healthy levels; however, the timing of awards remains uncertain. Despite marginal natural gas prices, U.S. drilling activity remains resilient largely due to hedging activities of our customers, drilling to hold leases and increases in rigs drilling for oil and liquids rich gas."

The Company recognized an effective tax rate of 29.3% in the first quarter of 2010 compared to 31.1% in the first quarter of 2009. The lower effective tax rate in the first quarter of 2010 was primarily due to increased foreign sourced income which is taxed at lower statutory rates. The Company spent $37.2 million in capital expenditures during the first quarter of 2010 primarily related to the previously announced expansion of the Wapasu Creek Lodge. The Company currently expects to spend approximately $233 million in capital expenditures during 2010 primarily to expand its Canadian oil sands accommodations.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the first quarter of 2010 to the results from the first quarter of 2009.)

Effective with this quarter's reporting, we are presenting Accommodations as a separate reportable segment. As a result of this change, Well Site Services now consists of our drilling operations and rental tools only.

Accommodations

Accommodations generated revenues of $145.5 million and EBITDA of $57.8 million for the first quarter of 2010 compared to revenues and EBITDA of $141.8 million and $56.7 million, respectively, in the first quarter of 2009. Accommodations revenues increased 3% and EBITDA increased 2% year-over-year due to the 19% year-over-year strengthening of the Canadian dollar relative to the U.S. dollar and approximately $19.0 million in revenues and $9.0 million in EBITDA related to the previously announced accommodations contract in support of the 2010 Vancouver Olympics coupled with improved activity at the oil sands lodges. These year-over-year increases were partially offset by lower manufacturing revenues as the 2009 results included approximately $37 million of third-party accommodation unit manufacturing revenues which were not repeated in 2010.

Well Site Services

Well Site Services, consisting of drilling services and rental tools, generated revenues of $97.9 million and EBITDA of $20.3 million in the first quarter of 2010 compared to revenues and EBITDA of $89.0 million and $16.6 million, respectively, in the first quarter of 2009, representing year-over-year growth of 10% and 22%, respectively. The increase in EBITDA was primarily due to year-over-year increases in activity from the Company's land drilling business.

Rental tools generated $67.5 million and $14.9 million of revenues and EBITDA, respectively, in the first quarter of 2010 compared to revenues of $71.7 million and EBITDA of $13.6 million in the first quarter of 2009. These year-over-year improvements were primarily due to better project execution in the Company's well testing business as well as improved operational efficiencies as a result of consolidation and cost saving efforts implemented over the past twelve months.

Drilling services generated revenues and EBITDA of $30.4 million and $5.4 million, respectively, in the first quarter of 2010 compared to $17.3 million of revenues and EBITDA of $3.0 million in the first quarter 2009. The year-over-year increase in revenues and EBITDA was due to an overall increase in rig utilization to 68.1% in the first quarter of 2010 from 32.3% in the first quarter of 2009. The positive utilization impact was partially offset by lower dayrates and cash margin per day.

Offshore Products

The Offshore Products segment generated revenues and EBITDA of $103.0 million and $15.5 million, respectively, in the first quarter of 2010 compared to $128.0 million of revenues and $23.9 million in EBITDA in the first quarter of 2009. Revenues and EBITDA declined year-over-year at Offshore Products as a result of lower manufacturing activity and shipments of subsea pipeline products and rig and vessel equipment. Margins in Offshore Products declined year-over-year primarily due to reduced cost absorption with the lower activity levels. Backlog totaled $220.6 million at March 31, 2010 which represented a 7% increase from the $206.3 million reported as of December 31, 2009.

Tubular Services

Tubular Services generated revenues of $185.9 million and EBITDA of $6.6 million during the first quarter of 2010 compared to revenues of $308.3 million and EBITDA of $23.7 million in the first quarter of 2009. Tubular Services' OCTG shipments were down slightly year-over-year with 101,200 tons shipped in the first quarter of 2010 compared to 104,900 tons shipped in the first quarter of 2009 reflecting flat year-over-year U.S. drilling activity. However, gross margin as a percent of revenues declined to 5.3% in the first quarter of 2010 from 8.7% in the first quarter of 2009 as revenue per ton decreased 37% year-over-year due to the significant over supply of OCTG in the U.S. market. The Company increased its OCTG inventory by 17% during the quarter to $311.3 million at March 31, 2010. Tonnage in inventory increased 30% over the same time period in support of new customer purchase commitments, primarily for shale plays and horizontal wells.

Oil States International, Inc. is a diversified oilfield services company.   With locations around the world, Oil States is a leading supplier of a broad range of services to the oil and gas industry, including remote site accommodations, production-related rental tools, oil country tubular goods distribution and land drilling services as well as a leading manufacturer of products for deepwater production facilities and subsea pipelines. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2009 filed by Oil States with the SEC on February 22, 2010.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues	$532,345	$667,098
Costs and expenses:
Cost of sales and services	406,510	520,209
Selling, general and administrative expenses	35,153	34,646
Depreciation and amortization expense	31,078	28,022
Other operating income	(201)	(676)
Operating income	59,805	84,897

Interest expense	(3,470)	(4,245)
Interest income	78	318
Equity in earnings of unconsolidated affiliates	29	460
Other income	762	162
Income before income taxes	57,204	81,592
Income tax provision	(16,789)	(25,346)
Net income	40,415	56,246
Less: Net income attributable to noncontrolling interest	172	118
Net income attributable to Oil States International, Inc.	$40,243	$56,128

Net income per share
Basic	$0.81	$1.13
Diluted	$0.78	$1.13

Weighted average number of common shares outstanding
Basic	49,896	49,517
Diluted	51,920	49,664

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)
	March 31,	December 31,
	2010	2009
Assets	(unaudited)
Current assets
Cash and cash equivalents	$77,326	$89,742
Accounts receivable, net	396,841	385,816
Inventories, net	471,306	423,077
Prepaid expenses and other current assets	16,020	26,933
Total current assets	961,493	925,568
Property, plant and equipment, net	764,467	749,601
Goodwill, net	219,779	218,740
Investments in unconsolidated affiliates	5,195	5,164
Other non-current assets	32,162	33,313

Total assets	$1,983,096	$1,932,386

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$218,263	$208,541
Income taxes	4,706	14,419
Current portion of long-term debt (B)	158,069	464
Deferred revenue	72,811	87,412
Other current liabilities	4,557	4,387
Total current liabilities	458,406	315,223
Long-term debt (B) (C)	14,998	164,074
Deferred income taxes	54,316	55,332
Other noncurrent liabilities	15,806	15,691
Total liabilities	543,526	550,320

Stockholders' equity
Common stock	534	531
Additional paid-in capital	478,234	468,428
Retained earnings	1,000,358	960,115
Accumulated other comprehensive income / (loss)	52,700	44,115
Treasury stock	(93,289)	(92,341)
Total stockholder's equity	1,438,537	1,380,848

Noncontrolling interest	1,033	1,218
Total equity	1,439,570	1,382,066

Total liabilities and equity	$1,983,096	$1,932,386

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues
Rental tools	$67,502	$71,726
Drilling and other	30,401	17,284

Well site services	97,903	89,010
Accommodations	145,534	141,831
Offshore products	102,993	127,998
Tubular services	185,915	308,259
Total revenues	$532,345	$667,098

EBITDA (A)
Rental tools	$14,891	$13,593
Drilling and other	5,384	2,987

Well site services	20,275	16,580
Accommodations	57,780	56,717
Offshore products	15,451	23,938
Tubular services	6,611	23,666
Corporate and eliminations	(8,615)	(7,478)
Total EBITDA	$91,502	$113,423

Operating income / (loss)
Rental Tools	$4,378	$3,644
Drilling and other	(1,982)	(3,494)

Well site services	2,396	150
Accommodations	47,368	48,244
Offshore products	12,620	21,185
Tubular services	6,215	22,911
Corporate and eliminations	(8,794)	(7,593)
Total operating income	$59,805	$84,897

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended March 31,
	2010	2009

Supplemental operating data
Land drilling operating statistics
Average rigs available	36	36
Utilization	68.1%	32.3%
Implied day rate ($ in thousands per day)	$13.8	$16.5
Implied daily cash margin ($ in thousands per day)	$2.5	$3.5

Offshore products backlog ($ in millions)	$220.6	$317.8

Tubular services operating data
Shipments (tons in thousands)	101.2	104.9
Quarter end inventory ($ in thousands)	$311,288	$369,329

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

	Three Months Ended March 31,
	2010	2009

Net income	$40,243	$56,128
Income tax expense	16,789	25,346
Depreciation and amortization	31,078	28,022
Interest income	(78)	(318)
Interest expense	3,470	4,245

EBITDA	$91,502	$113,423

(B) As of March 31, 2010, the Company's 2 3/8% Contingent Convertible Senior Notes, net of unamortized discount, were classified as a current liability because certain contingent conversion thresholds based on the Company's stock price were met at that date.

(C) As of March 31, 2010, the Company had approximately $472.2 million available under its revolving credit facility.

CONTACT: Oil States International, Inc.
         Bradley J. Dodson
         713-652-0582